Exhibit 99.1

ALAMO ENERGY CORP. ANNOUNCES COMPTON DRILLING PROGRAM & FINANCING UPDATE

LONDON – September 9, 2010 – Alamo Energy Corp. (OTCBB:ALME) is pleased to announce that it has entered into a 2-well drilling program located on a 300 acres lease in Fentress County, Tennessee.

The drilling program is targeting the Murfreesboro, Stones River and Knox formations, which are known to be able to produce between 100,000 to 300,000 total accumulated barrels of production per individual formation.

Drilling of the first well has been completed with the well demonstrating a natural fill up from the Murfreesboro Formation. The well has encountered 110 feet of pay and has the potential to be deepened to access additional payzones.

Allan Millmaker, Chief Executive Officer of Alamo Energy Corp., commented: "We are delighted that the first well has already been drilled and has encountered hydrocarbons. The acreage also allows for addition wells after this first drilling program.”

To finance the program, we borrowed additional funds from the $2,000,000 financing agreement that we entered into in November 2009. As of today, we have received approximately $1,484,000 of the total commitment. We have allocated a significant portion of the funds towards the development of our projects which has yielded 7 new wells all encountering hydrocarbons.

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Houston, Texas, Alamo Energy Corp. (OTCBB:ALME - News) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company's UK exploration program is focused on four blocks spread over 400 square kilometers in an onshore oil and gas province in South East England. Alamo's U.S. operations are focused on the development of assets in Texas, Kentucky and West Virginia. For more information visit www.alamoenergycorp.com

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Alamo Energy Corp.
Investor Relations
Adam Holdsworth
+1 212-825-3210
ir@alamoenergycorp.com